Press Release	Source: China Youth Media, Inc.

China Youth Media Secures Exclusive Rights to Deliver English Premier League Free to China's College Students
August 5, 2009

MARINA DEL REY, Calif., August 5, 2009 (BUSINESS WIRE) — China Youth Media, Inc. (OTC BB: CHYU), a China focused youth marketing and media company, announced today that it has secured the exclusive online rights to distribute the full 2009-2010 season of the English Premier League (EPL) to China's 30 million plus college students.  Koobee, the Company's dedicated campus Intranet Television Network and media portal, will be the sole distributor of the full EPL season to this highly sought after demographic.  No other service will be able to deliver the full season to this audience free.

The Company indicated that there are few television sets on college campuses in China, but almost all students have computer access with high-speed broadband connections to their campus networks.  As the exclusive online provider of the full EPL season to China's college campuses, Koobee will offer this high-demand content free to more than 30 million students nationwide on an ad supported basis.

The English Premier League is the world's most popular sporting league and includes such household brands as Manchester United, Liverpool, Arsenal and Chelsea.  It is also the most watched sporting league in the world, followed by more than half a billion people in 202 countries.  In China, when EPL matches were broadcast on free-to-air television, they attracted audiences between 100 million and 360 million, more than any other foreign sport.  Starting August 15, 2009, China Youth Media will deliver the full 2009-2010 EPL season free on its Koobee Campus Network, offering five live and approximately five delayed EPL games per week, the most comprehensive number of live EPL matches on campuses across China.

Koobee's EPL programming is part of a licensing agreement between China Youth Media and WinTV, a subscription channel in China run by state-owned Guangdong Provincial Television.  The agreement grants China Youth Media rights to distribute WinTV's Eurosoccer Channel, which in addition to the full EPL season carries matches from other high profile European leagues like Italy's Serie A and Germany's Bundesliga.  China Youth Media will launch its Koobee Eurosoccer Channel following the kickoff of the EPL season.

“We expect that the English Premier League and the Eurosoccer Channel will be gateway content, introducing millions of viewers to all of Koobee's channels and services,” commented Jay Rifkin, China Youth Media's CEO.  “This offers prospective advertisers a valuable opportunity not only to participate in our Eurosoccer Channel, but also to advertise across a variety of genres specifically targeted to China's students, a key segment of the world's largest youth market.”

About China Youth Media, Inc.

China Youth Media, Inc. (OTC BB: CHYU) is a China focused youth marketing and media company whose business is to deliver advertising and content to one of the most sought after and fastest growing demographics in the world.  Through its wholly owned subsidiary Youth Media (Hong Kong) Limited, CHYU has secured contracts with a term of 20 plus 10 years that provide exclusive rights from the Chinese government controlled corporation, China Youth Interactive, which uniquely position CHYU to market to China's massive student population with preferred access online, on campus and on mobile.  For more information, please visit http://www.chinayouthmedia.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as China Youth Media “expects,” “should,” “believes,” “anticipates” or words of similar import. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in the China Youth Media filings with the Securities and Exchange Commission, including China Youth Media's annual report on Form 10-K and quarterly reports on Form 10-Q. These forward-looking statements are only made as of the date of this press release and China Youth Media does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

        Sophia Kim
        China Youth Media, Inc.
        (310) 728-1457
        info@ChinaYouthMedia.com
        www.ChinaYouthMedia.com

        Investor Relations:
        American Capital Ventures
        Rich Hull, 305.918.7000
        info@amcapventures.com
        www.amcapventures.com

Source: China Youth Media, Inc.